EXHIBIT 5.1

May 10, 2007

The Allstate Corporation

3075 Sanders Road, G2H

Northbrook, IL  60062

Re:	The Allstate Corporation
Series A 6.50% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067

Ladies and Gentlemen:

We have acted as special counsel to The Allstate Corporation., a Delaware corporation (the “Company”), in connection with the sale by the Company of $500,000,000 in aggregate principal amount of its Series A 6.50% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Securities”) to the Underwriters named in Schedule II to the Underwriting Agreement dated May 3, 2007, between the Company and the representatives of the Underwriters (the “Underwriting Agreement” and such firms, the “Underwriters”).  The Securities will be issued under the Subordinated Indenture, dated as of November 25, 1996 (the “Base Indenture”), as supplemented by (i) the Third Supplemental Indenture, dated as of July 23, 1999 (the “Third Supplemental Indenture”), (ii) the Fourth Supplemental Indenture, dated as of June 12, 2000 (the “Fourth Supplemental Indenture”) and (iii) the Fifth Supplemental Indenture, dated as of May 10, 2007 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”).

In connection therewith, we have examined: (a) the Registration Statement on Form S-3 (Registration No. 333-134230) relating to the Securities and other securities filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which became effective under the Act on May 18, 2006, allowing for delayed offerings pursuant to Rule 415 under the Act (the “Registration

Statement”); (b) the prospectus, dated May 18, 2006 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement; (c) the prospectus supplement, dated May 3, 2007, relating to the offering of the Securities (together with the Base Prospectus, the “Prospectus”), in the form filed by the Company with the Commission on May 7, 2007 pursuant to Rule 424(b) of the general Rules and Regulations under the Act (the “General Rules and Regulations”); (d) an executed copy of the Underwriting Agreement; (e) a copy of the certificate, dated May 10, 2007, representing in the aggregate $500,000,000 principal amount of the Securities; (f) an executed copy of the Base Indenture; (g) an executed copy of each of the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture; and (h) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinion expressed herein.

In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinion rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals.  We have also assumed that the books and records of the Company have been maintained in accordance with proper corporate procedures.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and other representatives of the Company and others and of public officials.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificate representing the Securities.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance of the Securities has been duly authorized by the Company, the certificate representing the Securities has been duly executed and delivered by the Company, and, when the certificate representing the Securities has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Securities have been delivered by the Company to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

The opinion expressed herein is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.  In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Securities is located that limits the rate of interest that such holder may charge or collect.  Furthermore, we express no opinion as to: (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Securities or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Securities, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption “Legal Opinions” contained in the Prospectus.  In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations.

Very truly yours,

/s/ LeBoeuf, Lamb, Greene & MacRae LLP